Exhibit (10.2)

September 26, 2006

Mr. Frank S. Sklarsky
(address intentionally omitted)

Re:      First Amendment to September 19, 2006 Letter Agreement

Dear Frank:

By way of a letter agreement dated September 19, 2006 (the “Agreement”), Eastman Kodak Company (“Kodak”) and you agreed to certain terms regarding your employment. The purpose of this letter is to amend the Agreement, as set forth herein, for such consideration as the parties acknowledge is mutually sufficient. Any defined term used in this letter agreement, unless otherwise defined herein, will have the same meaning as that ascribed to it under the Agreement.

1.     Position

Section 1 of the Agreement is hereby amended in its entirety to read as follows:

"Management will recommend to the Board of Directors that you be elected an Executive Vice President of Kodak, effective with your employment date. Assuming the Board approves such election, your position will be Executive Vice President, Finance during the period from your employment date until and including November 12, 2006, and Chief Financial Officer and Executive Vice President thereafter.

You will be located in Rochester, NY."

2.     Employment Date

Section 2 of the Agreement is hereby amended in its entirety to read as follows:

"You will commence your employment on October 30, 2006."

Mr. Frank S. Sklarsky
September 26, 2006

3.     Cash Bonus

The second paragraph of Section 2 of the Agreement is hereby amended in its entirety to read as follows:

"Within 30 days after EXCEL awards are paid with respect to the 2006 performance period (expected to be in April 2007), we will pay you a $75,000 gross cash bonus (which is 100% of your target EXCEL award, pro-rated for the 2 months you will be employed during 2006), less any amount you actually receive under EXCEL with respect to the 2006 performance period. This bonus is subject to all federal, state, and FICA withholding, and will not be "benefits bearing." In other words, the amount of this bonus will not be taken into account, nor considered for any reason, for purposes of determining any Kodak provided benefits or compensation to which you are or may become eligible. The payment of this bonus is contingent upon your remaining continuously employed by Kodak through the time the bonus is paid."

4.     Retirement Benefits

Section 10 of the Agreement is hereby amended to change the reference to October 2 to October 30, the reference to October 2, 2007 to October 30, 2007, and all references to October 2, 2011 to October 30, 2011.

5.     Remaining Terms of the Agreement

All of the remaining terms of the Agreement, to the extent that they are not inconsistent with this letter agreement, will remain in full force and effect, without amendment or modification.

Your signature below means that:

1.

You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.	This letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have had with the Company concerning the matters discussed herein.

Mr. Frank S. Sklarsky
September 26, 2006

If you find the foregoing acceptable, please sign your name on the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

Very truly yours,

Robert L. Berman

I accept the terms and conditions of this letter agreement.

Signed:_____________________________

                          Frank S. Sklarsky

Dated:___________________________

RLB:gjg